Exhibit 10.1

TRANSLATION

Mr. Alain Riedo

La Comba

1637 Charmey

Rossens, Dec. 22, 2001

Employment agreement

Art. 1 : Definition

Mr. Alain Riedo is working for Montena Components SA as General Manager and CEO. He reports directly to the Board of Directors of Montena Components (MCO).

Art. 2 : Starting date

Mr. Riedo has been hired by MCO on March 1, 1989. The current employment agreement cancels and replaces any former contract concluded with any of the Montena Group companies or, previously called “Groupe Fribourg”. The years of service acquired within the Montena group company or, previously Groupe Fribourg are granted. This is also valid for the Swiss pension fund raised money.

Art. 3 : Mission

The tasks and duties of Mr. Riedo are the general management of the company. Other duties and responsibilities shall, by mutual agreement, been given to him.

Article 4 : Salary (fixed and bonus)

The fix gross annual salary of Mr. Riedo is CHF 200’000.- payable in 12 monthly instalments as well as a 13th salary paid in June. In addition, he is entitled to a lump sum of monthly CHF. 1’000.- to cover expenses. As of July 1st, the annual gross salary will be increased to CHF. 250’000.-. The salary will only be paid on a bank account previously indicated by Mr. Riedo.

A bonus part will be paid out in October in accordance with the rules and re-actualized on a yearly basis. The annual bonus is maximum CHF. 100’000.-.

Article 5 : Social Security

The employee part of the social security is deducted directly from the monthly gross salary. His sickness insurance is paid directly by the company.

Article 6 : Miscellaneous

There is not probationary period. Vacation, salary rights in case of sickness and death, as well as social security rights are handled as per the Swiss Convention of Machinery Industry, the rules and regulations of the company, and the Swiss legal prescriptions.

The period of notice is three months to the end of the month. One yearly gross salary indemnity shall be paid to Mr. Riedo by Montena Components in case of dismissal, for whatever reason.

During 2 years following the change of the main shareholders, Mr. Riedo is entitled to an indemnity of an amount corresponding to a 2 years salary; thereafter this indemnity will be reduced to one year.

A company car (ie. BMW x5 or equal) shall be put at the disposal of Mr. Riedo and can be used for private purposes, without kilometric restrictions.

Article 7 : working hours

The worked hours are regulated by the Convention of Machinery Industry. As it is a management position, Mr. Riedo is required to work more than the stated hours and overtime is, generally, not paid. It is the manager responsability to manage his necessary working hours for the accomplishment of given objectives. Overtime by year end cannot be brought to the year after, as the bonus is taking this overtime into account.

Article 8 : Disclosure

During the period Mr. Riedo works for the company and until two years after the end of the contract, Mr. Riedo shall not disclose any information in relation to the Montena Group and will refrain from any act that could be harmful to the group of companies. This regulation is not a non-competitive agreement as such, but Montena components is expecting from Mr. Riedo that he complies to this rule.

Article 9 : Legal basis

All conditions not expressly mentioned in the present employment agreement are regulated by the Convention of Machinery Industries, company rules and regulations, and Swiss laws.

Article 10 : Start of employment

This employment agreement will be effective upon signature of both parties.

Charmey, December 22, 2001	Rossens, December 22, 2001

Alain Riedo	Board of Directors of Montena components
General Managers

Jose Cortes	Martin Schütt
President	Member

Annexes :

Règlements d’entreprise

Règlement de la caisse de prévoyance

Description de fonction

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